EXHIBIT F-1

                                                              December 19, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Cinergy Corp./File No. 70-

Ladies and Gentlemen:

         I am Senior Counsel for Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). This opinion letter is delivered pursuant to the rules of the Commission thereunder as an exhibit to the Application-Declaration on Form U-1 being filed today by Cinergy under the Act (such application-declaration, including any amendments thereto, the "Application"). Any capitalized terms used herein without separate definition have the meanings given in the Application.

         In connection with this opinion letter, I have reviewed the Application and such other documents and made such other investigation as I consider appropriate.

         Based on the foregoing and subject to the other paragraphs hereof, I express the following opinions:

1. All state laws applicable to the proposed transactions will have been complied with.

2. Each of Cinergy and its Subsidiaries now in existence is validly organized and duly existing.

3. Any equity securities to be issued by any Subsidiary pursuant to the Application will be validly issued, fully paid and non-assessable, and the holders thereof entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining the rights and privileges of security holders.

4.   Cinergy  will legally  acquire any equity  securities  contemplated  in the
     Application  to  be  acquired  by  it  in  connection   with  the  proposed
     transactions.

5. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

         The foregoing opinions presume that the proposed transactions will be consummated in accordance with the Application and legal requirements applicable thereto, including the Commission's order or orders granting and permitting the Application to become effective.

         I am admitted to the Bar of the State of Ohio. The foregoing opinions are limited to the laws of the State of Ohio and the Delaware General Corporation Law.

         I hereby consent to the Commission's use of this opinion letter in connection with the Application. This opinion letter may not be used for any other purpose or relied on by or furnished to any other party without my prior written consent.

                                Very truly yours,


                              /s/ George Dwight II